GAIN Capital Announces Monthly Metrics for July 2015

Bedminster, New Jersey (August 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of July 2015.

Retail Metrics

•	OTC trading volume[1] of $352.7 billion, a decrease of 6.1% from June 2015 and an increase of 92.5% from July 2014.[2]

•	Average daily OTC trading volume of $15.3 billion, a decrease of 10.2% from June 2015 and an increase of 92.5% from July 2014.[3]

•	Active OTC accounts[4] of 148,678, consistent with June 2015 and an increase of 59.2% from July 2014.[5]

•	Futures contracts of 666,002, a decrease of 4.3% from June 2015 and an increase of 10.7% from July 2014.

•	Average daily futures contracts of 30,273, a decrease of 4.3% from June 2015 and an increase of 15.8% from July 2014.

Institutional Metrics

•	GTX trading volume[1] of $390.1 billion, a decrease of 6.9% from June 2015 and an increase of 7.5% from July 2014.

•	Average daily GTX volume of $17.0 billion, a decrease of 10.9% from June 2015 and an increase of 7.5% from June 2014.

1 U.S. dollar equivalent of notional amounts traded.
2 OTC trading volume increased 38.8% from July 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 Average daily OTC trading volume increased 38.8% from July 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 5.5% from July 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com